Exhibit 99.1

CONTACT:	John Hyre, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-5157

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES

FOURTH QUARTER 2012 RESULTS

NEW ALBANY, OHIO, February 14, 2013 – Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today reported revenues of $173.4 million for the fourth quarter of 2012, down 23.2% compared to $225.8 million for the prior-year period. Operating loss for the fourth quarter was $2.3 million compared to operating income of $16.1 million for the fourth quarter of 2011. Net loss was $5.6 million for the fourth quarter, or ($0.20) per diluted share, compared to net income of $10.1 million, or $0.36 per diluted share in the prior-year quarter. Diluted shares outstanding were 28.4 million for the quarter compared to 28.2 million for the prior-year period.

“Our fourth quarter revenues declined compared to both the prior-year quarter and the third quarter of 2012 reflecting both lower North American truck production levels and construction equipment build rates. Production in the North American Class 8 market declined approximately 23% compared to the fourth quarter of 2011 and our construction market revenues declined approximately 29% for this same period. We also saw a decline in orders for both our military and aftermarket products, which further impacted our results” said Mervin Dunn, President and CEO of Commercial Vehicle Group. “We believe the weak market conditions we experienced in the third and fourth quarters of 2012 are short-term. As a result, we responded appropriately by reducing labor and other costs to minimize the impact of lower volumes while, at the same time, not making major cut backs in areas that affect our five-year strategic plan of growth and diversification. We must not sacrifice our long-term momentum for short-term success,” added Mr. Dunn.

Revenues for the year ended December 31, 2012 were $857.9 million, an increase of $25.9 million, or 3.1%, compared to the prior-year period, due primarily to the overall increase in the North American Class 8 market. Operating income for the year ended December 31, 2012 was $44.1 million compared to $49.1 million for the prior year. Net income for the year ended December 31, 2012 was $50.1 million, or $1.76 per diluted share, compared to $18.6 million, or $0.66 per diluted share, in the prior year, primarily as a result of the income tax benefit of $27.0 million recorded for the year ended December 31, 2012. This tax benefit was driven primarily by a non-recurring release of the Company’s domestic deferred tax asset valuation allowance in the third quarter of 2012.

“Sequentially, compared to the third quarter of 2012, our results were negatively impacted by approximately $1.0 million related to foreign exchange expense primarily as a result of the decline in the Japanese Yen, approximately $0.3 million of incremental start-up costs related to our Ukraine operation and approximately $0.5 million incremental costs related to the two acquisitions we announced in the fourth quarter. While we believe these costs are short-term in nature and unique to the quarter, they nonetheless impacted our fourth quarter results,” stated Chad M. Utrup, Chief Financial Officer for Commercial Vehicle Group.

The Company did not have any outstanding borrowings under its asset-based revolver at December 31, 2012 and, as a result, was not subject to any financial maintenance covenants.

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In addition, the Company had approximately $68.4 million of cash on its balance sheet at December 31, 2012 with an additional $37.5 million of availability under its asset-based revolver for total liquidity of approximately $105.9 million. The Company does not expect to trigger the requirement to comply with financial maintenance covenants in 2013.

A conference call to discuss the contents of this press release is scheduled for Thursday, February 14, 2013, at 10:00 a.m. ET. To participate, dial (888) 713-4217using access code 46855216. You can pre-register for the conference call and receive your pin number at:

https://www.theconferencingservice.com/prereg/key.process?key=P3EMUK8KH

This call is being webcast by Thomson/CCBN and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com.

A replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (888) 286-8010 using access code 14936214.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the heavy-duty (Class 8) truck market, the construction, military, bus and agriculture markets and the specialty transportation markets. Our products include static and suspension seat systems, electronic wire harness assemblies, controls and switches, cab structures and components, interior trim systems (including instrument panels, door panels, headliners, cabinetry and floor systems), mirrors and wiper systems specifically designed for applications in commercial vehicles. The Company is headquartered in New Albany, OH with operations throughout North America, Europe, Asia and Australia. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to weak market conditions, Class 8 production levels, construction build rates, utilization of inventory in the construction market, decline in our end markets, our long-term strategy for growth and profitability, cost reduction efforts and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company’s ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck market; (v) the Company’s failure to complete or successfully integrate strategic acquisitions; (vi) the impact of changes in governmental regulations on the Company’s customers or on its business; (vii) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (viii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (ix) the Company’s ability to comply with the financial covenants in its revolving credit facility; and (x) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2011. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands, except per share amounts)		(In thousands, except per share amounts)
Revenues	$173,357	$225,828	$857,916	$832,022
Cost of Revenues	157,458	192,450	741,378	716,430

Gross Profit	15,899	33,378	116,538	115,592
Selling, General and Administrative Expenses	17,960	17,094	71,949	65,521
Amortization Expense	218	91	493	346
Restructuring Costs	—	127	—	669

Operating (Loss) Income	(2,279)	16,066	44,096	49,056
Interest and Other Expense	5,160	5,542	21,014	19,923
Loss on Early Extinguishment of Debt	—	—	—	7,448

(Loss) Income Before (Benefit) Provision for Income Taxes	(7,439)	10,524	23,082	21,685
(Benefit) Provision for Income Taxes	(1,851)	418	(26,948)	3,095

Net (Loss) Income	(5,588)	10,106	50,030	18,590
Less: Non-controlling interest in subsidiary’s loss	(4)	(15)	(47)	(15)

Net (Loss) Income Attributable to CVG Stockholders	$(5,584)	$10,121	$50,077	$18,605

(Loss) Earnings per Common Share:
Basic	$(0.20)	$0.36	$1.77	$0.67

Diluted	$(0.20)	$0.36	$1.76	$0.66

Weighted Average Shares Outstanding:
Basic	28,404	28,088	28,230	27,848

Diluted	28,404	28,195	28,428	28,190

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	December 31 2012	December 31, 2011
	(Unaudited)	(Unaudited)
	(In thousands, except share and per share amounts)
Assets
Current Assets:
Cash	$68,369	$87,955
Accounts receivable, net of reserve for doubtful accounts of $3,393 and $3,867, respectively	114,573	130,297
Inventories	86,318	79,423
Deferred income taxes	8,381	1,837
Other current assets	6,446	7,470

Total current assets	284,087	306,982

Property, plant and equipment, net of accumulated depreciation of $117,359 and $109,403, respectively	83,304	76,672
Goodwill	8,986	—
Intangible assets, net	23,001	7,315
Deferred income taxes	23,615	—
Other assets, net	14,509	15,915

Total assets	$437,502	$406,884

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$55,900	$74,239
Accrued liabilities	32,869	38,960

Total current liabilities	88,769	113,199

Long-term debt	250,000	250,000
Pension and other post-retirement benefits	28,273	28,013
Other long-term liabilities	4,152	2,897

Total liabilities	371,194	394,109

Stockholders’ Equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding; common stock, $0.01 par value per share; 60,000,000 shares authorized; 28,463,479 and 28,170,929 shares issued and outstanding, respectively	290	285
Treasury stock purchased from employees; 590,154 and 426,870 shares, respectively	(5,264)	(4,059)
Additional paid-in capital	223,822	219,112
Retained loss	(124,677)	(174,754)
Accumulated other comprehensive loss	(27,885)	(27,818)

Total CVG stockholders’ equity	66,286	12,766
Non-controlling interest	22	9

Total stockholders’ equity	66,308	12,775

Total liabilities and stockholders’ equity	$437,502	$406,884

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